Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1) Registration Statement (Form S-3 No. 333-268613) of OmniAb, Inc.,

2) Registration Statement (Form S-3 No. 333-275966) of OmniAb, Inc., and

3) Registration Statement (Form S-8 No. 333-269103) ) pertaining to the OmniAb, Inc. 2022 Ligand Service Provider Assumed Award Plan, the OmniAb, Inc. 2022 OmniAb Service Provider Assumed Award Plan, the OmniAb, Inc. 2022 Incentive Award Plan and the OmniAb, Inc. 2022 Employee Stock Purchase Plan;

of our report dated March 18, 2025, with respect to the consolidated financial statements of OmniAb, Inc. included in this Annual Report (Form 10-K) of OmniAb, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Diego, California
March 18, 2025